Exhibit 99.1
RELEASE: IMMEDIATE

GETTY REALTY CORP. ANNOUNCES

PRELIMINARY FINANCIAL RESULTS FOR

THE THIRD QUARTER 2011

JERICHO, NY, October 31, 2011 --- Getty Realty Corp. (NYSE-GTY) (“Getty” or the “Company”) today reported its preliminary financial results for the third quarter 2011. All per share amounts in this press release are presented on a fully diluted per common share basis, unless stated otherwise.

Highlights for the Quarter Ended September 30, 2011 (comparisons are to the quarter ended September 30, 2010):

●	Revenue increase of $6.1 million to $28.1 million
●	Adjusted funds from operations (“AFFO”) increase of 28% to $19.7 million, or $0.59 per share
●	Funds from operations (“FFO”) of $7.9 million, or $0.24 per share
●	Net earnings of $5.4 million, or $0.16 per share

AFFO and FFO are supplemental non-GAAP measures of the performance of real estate investment trusts and are defined and reconciled to net earnings in the financial tables at the end of this release.

Financial Results:

Significant items impacting third quarter 2011 earnings from continuing operations and net earnings include:

●	$6.1 million increase in revenue primarily from 125 properties acquired in 2011 and, to a lesser extent, rent escalations
●	$2.9 million increase in operating expenses exclusive of certain non-cash charges (see “Operating Income” below for additional information)
●	$11.0 million non-cash allowance for deferred rental revenue related to the Company’s “Master Lease” with Getty Petroleum Marketing Inc. (“Marketing”)
●	$0.6 million non-cash impairment charges

For both the quarter and nine months ended September 30, 2011, earnings from continuing operations, net earnings and FFO were materially adversely affected by an $11.0 million non-cash charge recorded during the quarter to reflect an increase in the Company’s straight-line rent reserve related to the Company’s Master Lease with Marketing.

Earnings from continuing operations for the quarter ended September 30, 2011 was $5.0 million, or $0.15 per share, as compared to $13.5 million for the quarter ended September 30, 2010. Earnings from continuing operations for the nine months ended September 30, 2011 was $31.5 million, or $0.95 per share, as compared to $37.6 million for the nine months ended September 30, 2010.

Net earnings, including discontinued operations, for the quarter ended September 30, 2011 decreased by $8.0 million to $5.4 million, or $0.16 per share, as compared to $13.4 million for the quarter ended September 30, 2010. Net earnings for the nine months ended September 30, 2011 decreased by $7.3 million to $31.9 million, or $0.96 per share, as compared to $39.2 million for the nine months ended September 30, 2010.

Adjusted Funds From Operations and Funds From Operations:

AFFO is unaffected by the non-cash charges and increased by 28%, or $4.3 million to $19.7 million, or $0.59 per share, for the quarter ended September 30, 2011, as compared to $15.4 million, or $0.52 per share, for the quarter ended September 30, 2010. For the nine months ended September 30, 2011, AFFO increased by $10.2 million to $54.0 million, or $1.62 per share, as compared to $43.8 million, or $1.61 per share, for the nine months ended September 30, 2010. The Company pays particular attention to AFFO, a supplemental non-GAAP measure helpful to investors in measuring the Company’s fundamental operating performance.

FFO, which includes the effect of the non-cash charges, decreased by $7.8 million to $7.9 million, or $0.24 per share for the quarter ended September 30, 2011, and decreased by $6.1 million to $38.7 million, or $1.16 per share, for the nine months ended September 30, 2011.

Per share amount comparisons for AFFO, FFO and net earnings were adversely affected by a larger number of shares outstanding in the current quarter resulting from the Company’s equity issuances in the past year.

AFFO and FFO are supplemental non-GAAP measures of the performance of real estate investment trusts and are defined and reconciled to net earnings in the financial tables at the end of this release.

Operating Income:

Revenues included in continuing operations increased by approximately 28% to $28.1 million for the quarter ended September 30, 2011, as compared to $22.0 million for the prior year period. The $6.1 million increase in revenues was primarily due to increased income from investments in 125 properties made in 2011 and, to a lesser extent, due to rent escalations, partially offset by the effect of dispositions of real estate, lease expirations and non-cash revenue recognition adjustments.

Total operating expenses, including non-cash charges, increased by $14.5 million to $21.8 million for the quarter ended September 30, 2011, as compared to $7.3 million for the prior year period. The increase was attributable to a non-cash allowance for deferred rent receivable, impairment charges, increases in rental property expenses, depreciation and amortization expense, environmental expenses and general and administrative expenses each discussed in more detail below.

Rental property expenses from continuing operations was $2.9 million for the quarter ended September 30, 2011 as compared to $2.2 million for the prior year period. The $0.7 million increase in rental property expenses was primarily due to additional real estate tax and rent expenses paid by the Company and reimbursed by its tenants related to investments in 2011.

Depreciation and amortization expense included in continuing operations was $2.8 million for the quarter ended September 30, 2011, as compared to $2.4 million for the quarter ended September 30, 2010. The increase was primarily due to additional depreciation related to properties acquired in 2011 partially offset by the effect of certain assets becoming fully depreciated, lease terminations and property dispositions.

Environmental expenses, net of estimated recoveries from underground storage tank funds included in continuing operations for the quarter ended September 30, 2011 was $1.7 million as compared to $1.0 million for the quarter ended September 30, 2010. The increase in net environmental expenses was principally due to a higher provision for litigation loss reserves and legal fees.

General and administrative expenses was $2.7 million for the quarter ended September 30, 2011 as compared to $1.8 million recorded for the quarter ended September 30, 2010. The $0.9 million increase in general and administrative expenses was principally due to employee related expenses and legal fees recorded in the quarter.

During the quarter ended September 30, 2011, the Company recorded non-cash impairment charges aggregating $0.6 million resulting from reductions in real estate valuations and reductions in the assumed holding period used to test for impairment.

As a result of the developments with Marketing described herein (and in other recent SEC filings), Marketing’s posture related to resolving issues concerning the Master Lease and the Company’s present assessment of the most likely outcome for repositioning of various segments of the Marketing portfolio, the Company has concluded that it is probable that the Company will not receive a greater portion of the contractual lease payments from Marketing when due for the entire current term of the Master Lease than it previously reserved for. Therefore, during this quarter the Company increased its reserve by recording a non-cash allowance for deferred rental revenue of $11.0 million. It is possible that as a result of a continued deterioration of Marketing’s financial condition or other factors, the Company may be required to take additional charges related to Marketing and the Master Lease.

Recent Developments:

The Company’s relationship with Marketing has deteriorated over the past several months. The Company is actively pursuing claims and taking legal action related to the non-payment of rent by Marketing as well as other defaults by Marketing under the Master Lease. The Company cannot provide any assurance regarding the ultimate resolution of these or any subsequent actions, including whether Marketing will comply with its rental, environmental and other obligations under the Master Lease.

In August and September 2011, Marketing failed to pay its monthly fixed rent due under the Master Lease. The Company sent default notices to Marketing and in each instance Marketing ultimately paid the entire amount due including applicable interest. In late August 2011, Marketing sent the Company a notice (the “Notice”) alleging that the Company was in default of certain of its obligations under the Master Lease by failing to perform certain environmental remediation and, therefore, it intended to offset the full amount of its monthly rental payments due to the Company under the Master Lease for October and November 2011. The Company believes the default alleged by Marketing is wholly without merit, that Marketing has no right to offset rent under the Master Lease based on the allegations and that the Company is in compliance with its environmental obligations under the Master Lease.

In an action brought by Marketing seeking to enjoin the Company from terminating the Master Lease for non-payment of October 2011 rent and also seeking a right to withhold payment of October 2011 rent, the New York State Supreme Court granted Marketing’s request for an injunction, and at the same time ordered Marketing to pay an aggregate amount equal to the entire October 2011 rent in two parts; with approximately $4.0 million required to be paid to the Company and the balance (of approximately $0.9 million) required to be paid to the court to be held in escrow until a final determination can be made. Marketing has complied with this order.

A judicial determination on the merits of Marketing’s claim to have a right of offset against fixed rent otherwise due under the Master Lease remains pending. The Company anticipates that in connection with Marketing’s claim regarding rent offset rights or other claims or allegations that have been or may be made in the future, the Company may continue to experience disruption in rent receipts due under the Master Lease from Marketing. It is also possible that Marketing may assert additional claims against the Company. The Company intends to pursue its current actions against Marketing and, if necessary, bring other actions against Marketing to enforce its rights under the Master Lease.

Despite the litigation and other developments between the Company and Marketing, it is the Company’s intent to continue to pursue the sale and simultaneous removal of individual properties from the Master Lease on a case-by-case basis. Any such dispositions require Marketing’s cooperation and consent therefore the Company cannot provide assurance that any such dispositions will occur.

Conference Call Information:

Getty Realty Corp.’s Third Quarter Earnings Conference Call is scheduled for tomorrow, Tuesday, November 1, 2011 at 9:00 a.m. Eastern Time. To participate in the conference call, please dial (719) 457-2685 ten minutes before the scheduled start time and reference pass code 2469885. If you cannot participate in the live event, a replay will be available on November 1, 2011 beginning at 12:00 noon Eastern Time through 12:00 noon Eastern Time, November 4, 2011. To access the replay, please dial (719) 457-0820 and reference pass code 2469885.

About Getty:

Getty Realty Corp. is the leading publicly-traded real estate investment trust in the United States specializing in ownership and leasing of convenience store/gas station properties and petroleum distribution terminals. The Company owns and leases approximately 1,155 properties nationwide.

Risk Factors:

For more information on the risks associated with the Company, including risks associated with the Company’s relationship with Marketing, see the disclosure under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, the Company’s subsequent Quarterly Reports on Form 10-Q and as updated by the Company’s subsequent periodic reports filed under the Securities Exchange Act of 1934, as amended, and the Company’s other filings made with the Securities and Exchange Commission.

Forward Looking Statements:

CERTAIN STATEMENTS CONTAINED HEREIN MAY CONSTITUTE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. WHEN THE WORDS “BELIEVES,” “EXPECTS,” “PLANS,” “PROJECTS,” “ESTIMATES”, “ANTICIPATES” AND SIMILAR EXPRESSIONS ARE USED, THEY IDENTIFY FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON MANAGEMENT’S CURRENT BELIEFS AND ASSUMPTIONS AND INFORMATION CURRENTLY AVAILABLE TO MANAGEMENT AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS.

INFORMATION CONCERNING FACTORS THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS CAN BE FOUND IN THE COMPANY’S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY RELEASE REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT FUTURE EVENTS OR CIRCUMSTANCES OR REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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GETTY REALTY CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	September 30,	December 31,
	2011	2010
Assets:

Real Estate:
Land	$352,592	$253,413
Buildings and improvements	249,863	251,174
	602,455	504,587
Less – accumulated depreciation and amortization	(148,964)	(144,217)
Real estate, net	453,491	360,370

Net investment in direct financing leases	90,965	20,540
Deferred rent receivable (net of allowance of $17,908 as of September 30, 2011 and $8,170 as of December 31, 2010)	16,555	27,385
Cash and cash equivalents	14,009	6,122
Other receivables, net	4,269	4,533
Notes, mortgages and accounts receivable, net	33,178	1,525
Prepaid expenses and other assets	10,965	6,669
Total assets	$623,432	$427,144

Liabilities and Shareholders' Equity:

Borrowings under credit line	$147,700	$41,300
Term loan	23,005	23,590
Environmental remediation costs	14,788	14,874
Dividends payable	8,391	14,432
Accounts payable and accrued expenses	29,669	18,013
Total liabilities	223,553	112,209
Commitments and contingencies	—	—
Shareholders' equity:
Common stock, par value $.01 per share; authorized
50,000,000 shares; issued 33,394,175 at September 30, 2011 and 29,944,155 at December 31, 2010	334	299
Paid-in capital	460,524	368,093
Dividends paid in excess of earnings	(60,979)	(52,304)
Accumulated other comprehensive loss	—	(1,153)
Total shareholders' equity	399,879	314,935
Total liabilities and shareholders' equity	$623,432	$427,144

GETTY REALTY CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010

Revenues from rental properties	$27,312	$21,950	$79,391	$65,999
Interest on notes and mortgages receivable	755	34	1,901	101
Total revenues	28,067	21,984	81,292	66,100

Operating expenses:
Rental property expenses	2,927	2,151	10,115	7,673
Impairment charges	587	—	2,844	—
Environmental expenses, net	1,732	996	4,186	3,880
General and administrative expenses	2,687	1,806	10,308	5,964
Allowance for deferred rental revenue	11,043	—	11,043	—
Depreciation and amortization expense	2,822	2,391	7,322	7,157
Total operating expenses	21,798	7,344	45,818	24,674
Operating income	6,269	14,640	35,474	41,426

Other income, net	122	1	79	108
Interest expense	(1,414)	(1,116)	(4,079)	(3,932)
Earnings from continuing operations	4,977	13,525	31,474	37,602

Discontinued operations:
Earnings (loss) from operating activities	63	(189)	(145)	(40)
Gains from dispositions of real estate	310	15	609	1,653
Earnings (loss) from discontinued operations	373	(174)	464	1,613
Net earnings	$5,350	$13,351	$31,938	$39,215

Basic and diluted earnings per common share:
Earnings from continuing operations	$.15	$.45	$.95	$1.38
Earnings (loss) from discontinued operations	$.01	$(.01)	$.01	$.06
Net earnings	$.16	$.45	$.96	$1.44

Weighted-average shares outstanding:
Basic	33,394	29,942	33,097	27,286
Stock options and restricted stock units	1	2	1	2
Diluted	33,395	29,944	33,098	27,288

GETTY REALTY CORP. AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO
FUNDS FROM OPERATIONS AND
ADJUSTED FUNDS FROM OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Net earnings	$5,350	$13,351	$31,938	$39,215

Depreciation and amortization of real estate assets	2,824	2,406	7,354	7,210
Gains from dispositions of real estate	(310)	(15)	(629)	(1,653)
Funds from operations	7,864	15,742	38,663	44,772
Allowance for deferred rental revenue	11,043	—	11,043	—
Revenue recognition adjustments	210	(293)	(794)	(952)
Impairment charges	587	—	3,094	—
Acquisition costs	—	—	2,034	—
Adjusted funds from operations	$19,704	$15,449	$54,040	$43,820

Diluted per share amounts:
Earnings per share	$.16	$.45	$.96	$1.44
Funds from operations per share	$.24	$.53	$1.16	$1.64
Adjusted funds from operations per share	$.59	$.52	$1.62	$1.61

Diluted weighted average shares outstanding	33,395	29,944	33,098	27,288

In addition to measurements defined by accounting principles generally accepted in the United States of America (“GAAP”), Getty also focuses on funds from operations (“FFO”) and adjusted funds from operations (“AFFO”) to measure its performance. FFO is generally considered to be an appropriate supplemental non-GAAP measure of the performance of REITs. FFO is defined by the National Association of Real Estate Investment Trusts as net earnings before depreciation and amortization of real estate assets, gains or losses on dispositions of real estate, (including such non-FFO items reported in discontinued operations), extraordinary items and cumulative effect of accounting change. Other REITs may use definitions of FFO and/or AFFO that are different than Getty’s and, accordingly, may not be comparable. Beginning in the first quarter of 2011, the Company revised its definition of AFFO to exclude direct expensed costs related to acquisitions.

Getty believes that FFO and AFFO are helpful to investors in measuring its performance because both FFO and AFFO exclude various items included in GAAP net earnings that do not relate to, or are not indicative of, Getty’s fundamental operating performance. FFO excludes various items such as gains or losses from property dispositions and depreciation and amortization of real estate assets. In Getty’s case, however, GAAP net earnings and FFO typically include the impact of the “Revenue Recognition Adjustments” comprised of deferred rental revenue (straight-line rental revenue), the net amortization of above-market and below-market leases and income recognized from direct financing leases on its recognition of revenues from rental properties, as offset by the impact of related collection reserves. GAAP net earnings and FFO from time to time may also include impairment charges, property acquisition costs or income tax benefits. Deferred rental revenue results primarily from fixed rental increases scheduled under certain leases with its tenants. In accordance with GAAP, the aggregate minimum rent due over the current term of these leases are recognized on a straight-line (or an average) basis rather than when payment is contractually due. The present value of the difference between the fair market rent and the contractual rent for in-place leases at the time properties are acquired is amortized into revenue from rental properties over the remaining lives of the in-place leases. Income from direct financing leases is recognized over the lease term using the effective interest method which produces a constant periodic rate of return on the net investment in the leased property. Impairment of long-lived assets represents charges taken to write-down real estate assets to fair value estimated when events or changes in circumstances indicate that the carrying amount of the property may not be recoverable. Property acquisition costs are expensed, generally in the period when properties are acquired, and are not reflective of normal operations. In prior periods, income tax benefits have been recognized due to the elimination of, or a net reduction in, amounts accrued for uncertain tax positions related to being taxed as a C-corp., rather than as a REIT, prior to 2001.

Getty pays particular attention to AFFO, a supplemental non-GAAP performance measure that Getty defines as FFO less Revenue Recognition Adjustments, impairment charges, property acquisition costs and income tax benefit. In Getty’s view, AFFO provides a more accurate depiction than FFO of Getty’s fundamental operating performance related to (i) the impact of scheduled rent increases from operating leases, net of related collection reserves; (ii) rental revenue from acquired in-place leases; (iii) the impact of rent due from direct financing leases, (iv) Getty’s rental operating expenses (exclusive of impairment charges); (v) Getty’s operating expenses (exclusive of direct operating property acquisition costs); and (vi) Getty’s election to be treated as a REIT under the federal income tax laws beginning in 2001. Neither FFO nor AFFO represent cash generated from operating activities calculated in accordance with GAAP and therefore these measures should not be considered an alternative for GAAP net earnings or as a measure of liquidity.

Contact	Thomas J. Stirnweis
(516) 478-5403